EXHIBIT 1.2

January 16, 2018

VIA ELECTRONIC DELIVERY:

Gary Young

Corporate Secretary

Royalty Flow, Inc.

1444 Wazee Street, #350

Denver, Colorado 80202

Re:	Regulation A Offering

Dear Mr. Young:

The purpose of this engagement letter is to outline our agreement in principle pursuant to which Maxim Group LLC (“Maxim”) will replace Folio Investments, Inc. (“Folio”) as lead placement agent in connection with Royalty Flow, Inc.’s (collectively with its subsidiaries, the “Company”) ongoing Regulation A – Tier II initial public offering of its common stock, par value $0.01 per share (the “Common Stock”) , on a “best efforts” basis (any proceeds raised by Folio prior to the date hereof are referred to as the “Folio Offering”, and any proceeds raised by Maxim are referred to as the “Offering”). This engagement letter shall not give rise to any commitment by us to act as a principal or an agent in the Offering, and we will have no authority to bind you.

This engagement letter states certain conditions and assumptions upon which Maxim becoming lead placement agent in the Offering is premised. However, except as expressly provided for herein, this engagement letter is not intended to be a binding legal document, with the exception of those specific sections of this engagement letter that are agreed to be binding. All references in this engagement letter to dollars or $ shall mean United States dollars.

The terms of our agreement in principle are as follows:

The Company hereby engages Maxim, for the period beginning on the date hereof and ending on the earliest of (i) February 23, 2018 if the offering circular for the Offering is not qualified by the SEC on or prior to February 22, 2018, (ii) April 30, 2018, or (iii) the final Closing (as defined below) of the Offering after which the Offering is terminated (the “Engagement Period”), to review the Offering in light of the proposed replacement of the existing lead placement agent for the Offering with Maxim. Maxim and Folio have entered into a selected dealer’s agreement pursuant to which Maxim will act as lead placement agent in connection with the Offering, Folio will be entitled to a fee of 1% of the amounts committed on the Folio platform and which investors participate in the Folio Offering (a maximum of $5,809,057). During the Engagement Period or until the consummation of the Offering, and as long as Maxim is proceeding in good faith with its review of the Offering and negotiation of a Definitive Agreement (as defined below), the Company agrees not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt (excluding commercial debt) or otherwise), any underwriter, potential underwriter, placement agent, financial advisor or any other person or entity in connection with an offering of the Company’s securities or any other financing by the Company without the express written consent of Maxim; provided, however, that the foregoing shall not apply to any contribution of real property to the Company for equity interests therein.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

January 16, 2018 Royalty Flow, Inc. Page 2

1. Maxim will replace Folio as lead placement agent for the Offering, subject to, among other things, completion of Maxim’s due diligence examination of the Company and its affiliates and the execution of a definitive agreement between the Company and Maxim in connection with the Offering (the “Definitive Agreement”), an executed consent/waiver from Folio, as well as other customary documentation. In the event Maxim is not satisfied with its due diligence review, Maxim shall notify the Company and this agreement and all of the Company’s continuing obligations hereunder shall terminate.

2. The Company agrees to pay to Maxim a cash fee payable upon each closing of the Offering, (each, a “Closing”) equal to (i) three and one-half percent (3.5%) of the gross proceeds received by the Company from investors in the Folio Offering (up to the amounts that such investors had committed to purchase prior to the date hereof) at each Closing, and (ii) seven percent (7%) of the gross proceeds received from all other investors (including amounts from investors in the Folio Offering in excess of the amounts committed to by such investors prior to the date hereof) by the Company at each Closing (the “Placement Fee”). A “Closing” refers to the receipt of proceeds by the Company from the Offering. Upon the execution of this engagement letter, the Company shall deliver to Maxim, an amount of $50,000 (by check or wire transfer of immediately available funds) as an advance to be applied towards anticipated out-of-pocket expenses (the “Advance”). However, in the event the Offering is terminated pursuant to Paragraph 10, Maxim shall return any portion of the Advance not used to pay its accountable out-of-pocket expenses actually incurred.

3. The Company has provided Maxim with the Offering Statement on Form 1-A for the Offering, together with all amendments thereto (the “Offering Statement”) and has provided the most recent Form 1-A for the Offering together with all supplements thereto (the “Offering Circular”). The Company is responsible for the preparation and contents of any offering documents to be provided to investors in connection with the Offering other than information prepared or delivered by Maxim specifically for such purpose.

4. The final Definitive Agreement will be in form satisfactory to the Company and Maxim and will include indemnification provisions and other terms and conditions customarily found in underwriting and placement agency agreements for public offerings. Without limiting the generality of the foregoing, the Definitive Agreement shall contain customary representations and warranties of the Company and shall further provide that: (i) the Company, the Company’s directors and officers and any other holder(s) of one percent (1.0%) or more of the outstanding shares of Common Stock of the Company immediately prior to the initial Closing shall enter into customary “lock-up” agreements in favor of Maxim pursuant to which such persons and entities shall agree, for a period of six (6) months after the initial Closing, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Maxim’s prior written consent, excluding the issuance of shares of Common Stock upon the exercise of currently outstanding options and (ii) upon the initial Closing, for a period of twelve (12) months from the initial Closing, the Company, or any subsidiary of the Company, will grant Maxim the right of first refusal under the terms set forth in Paragraph 9 of this engagement letter.

5. The Company shall make all necessary state “blue sky” securities law filings with respect to the shares to be sold in the Offering. The Company and Maxim will cooperate in obtaining the necessary approvals and qualifications in such states as Maxim deems necessary and/or desirable.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

January 16, 2018 Royalty Flow, Inc. Page 3

6. The Company shall be responsible for and pay all expenses relating to the Offering, including, without limitation, all filing fees and communication expenses relating to the Offering with the Securities and Exchange Commission (the “Commission”) and the filing of the offering materials with FINRA; all fees and expenses relating to the listing of such shares on such stock exchange as the Company and Maxim together determine; all reasonable fees, expenses and disbursements relating to background checks of the Company’s officers and directors; all fees, expenses and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states and other jurisdictions as Maxim may reasonably designate (including, without limitation, all filing and registration fees, and the fees and disbursements of Maxim’s counsel for such counsel’s participation in the “blue sky’ and stock exchange listing process); the costs of all mailing and printing of the underwriting documents; the costs of preparing, printing and delivering certificates representing such shares; fees and expenses of the transfer agent for such shares; stock transfer taxes, if any, payable upon the transfer of securities from the Company to Maxim; the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives. Upon Maxim’s request, the Company shall provide funds to pay all such fees, expenses and disbursements in advance. For the sake of clarity, it is understood and agreed that (i) the Company shall be responsible for Maxim’s legal costs detailed in this Paragraph 6 irrespective of whether the Offering is consummated or not, and (ii) the maximum amount of legal fees, costs and expenses incurred by Maxim that the Company shall be responsible for shall not exceed $125,000 in the event of a Closing of the Offering, and shall not exceed $50,000 in the event that there is not a Closing of the Offering. All individual out-of-pocket expenses in excess of $5,000 incurred by Maxim relating to the Offering are to be pre-approved by the Company by email (if not approved in an omnibus budget). Aggregate out-of-pocket expenses incurred by Maxim relating to the Offering will not exceed $50,000 without approval by the Company (excluding Maxim’s legal expenses, which are subject to the separate limitations set forth in this Paragraph 6).

7. The Definitive Agreement shall provide that, at each Closing, the Company shall grant to Maxim Partners LLC (or other designee of Maxim) share purchase warrants (the “Underwriter’s Warrants”) covering a number of shares of Common Stock equal up to five percent (5.0%) of the total number of shares being sold in such Closing (but excluding shares sold in the Folio Offering). The Underwriter’s Warrants will be non-exercisable for six (6) months and will expire five (5) years after such date. The Underwriter’s Warrants will be exercisable at a price equal to 150% of the public offering price in connection with the Offering. The Underwriter’s Warrants shall not be redeemable. The Underwriter’s Warrants may not be transferred, assigned or hypothecated for a period of (12) months following the applicable Closing, except that they may be assigned, in whole or in part, to any successor, officer, manager or member of Maxim (or to officers, managers or members of any such successor or member), and to members of the underwriting syndicate or selling group, in compliance with Rule 5110(g). The Underwriter’s Warrants may be exercised as to all or a lesser number of shares of Common Stock, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of Common Stock at the Company’s expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights for a period of 5 years after the applicable Closing at the Company’s expense. The Underwriter’s Warrants shall further provide for customary adjustment in the number and price of such warrants (and the shares of Common Stock underlying such warrants) in the event of a stock split undertaken by the Company.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

January 16, 2018 Royalty Flow, Inc. Page 4

8. The Offering shall be conditioned upon, among other things, the following:

a. Satisfactory completion by Maxim of its due diligence investigation and analysis of: (i) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers, and (ii) the Company’s projected financial results for the fiscal years ending December 31, 2017 through 2020.

b. The execution by the Company and Maxim of a Definitive

Agreement containing all applicable terms and conditions provided for in this engagement letter;

c. The Company obtaining all necessary consents and regulatory approvals necessary or, in Maxim’s reasonable judgment, appropriate to effect the Offering;

d. Neither the Company nor any of its affiliates has, either prior to the initial filing or the effective date of the Offering Statement, made any offer or sale of any securities which are required to be “integrated” pursuant to the Securities Act of 1933 or the regulations thereunder with the offer and sale of the shares pursuant to the Offering Statement;

e. The Company retaining a nationally recognized, PCAOB registered firm of independent certified public accountants reasonably acceptable to Maxim and the Company (which shall include Moss Adams), which will have responsibility for the preparation of the financial statements included in the Offering Statement and Offering Circular, it being agreed that the Company will continue to engage a nationally recognized, PCAOB registered accounting firm of comparable quality (as may be determined by the Company’s Board of Directors) for so long as it is required to submit reports to the Securities and Exchange Commission under Regulation A or the Securities Exchange Act of 1934;

f. The Company retaining a transfer agent for the Company’s Common Stock reasonably acceptable to Maxim (which shall include Computershare) and continuing to retain such transfer agent for a period of three (3) years after the initial Closing;

g. The Company providing Maxim with an executed consent/waiver from Folio, consenting to its replacement as lead placement agent in connection with the Offering, and confirming that it is entitled to no additional consideration from the Company in connection with its efforts with the Offering;

h. The Company providing Maxim with evidence of director and officer liability insurance having such limits, retentions, and other terms as are reasonably satisfactory to Maxim; and

i. Upon the execution of the engagement letter, the Company at its own expense will conduct background checks, by a background search firm acceptable to Maxim, for the Company’s senior management, or shall provide previous background checks to Maxim that are reasonably acceptable to Maxim that were performed within the last four months.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

January 16, 2018 Royalty Flow, Inc. Page 5

9. Upon the initial Closing of an Offering and subject to such procedures as agreed upon in the Definitive Agreement, for a period of twelve (12) months from the date of the initial Closing the Company grants Maxim the right of first refusal to act as lead managing underwriter and book runner or minimally as a co-lead manager and co-book runner and/or co-lead placement agent with at least 50.0% of the economics; or, in the case of a three-handed deal 40.0% of the economics, for any and all future equity, equity-linked or debt (excluding commercial bank debt) offerings of the Company (or any successor to or any subsidiary of the Company) during such twelve (12) month period. Notwithstanding anything contained herein to the contrary, it is agreed that the right of first refusal set forth in this Paragraph 9 shall not apply to any financing provided by or solicited from any person or entity who is a holder of the Company’s debt or equity securities as of the date hereof.

10. Except as provided in Paragraph 1 hereof, this Paragraph 10 and Paragraphs 11, 12, 13, 14, 15, 16 and 17 (and Exhibit A attached hereto) hereof (which Paragraphs are intended be legally binding and enforceable on and against the Company and Maxim), this engagement letter is not intended to be a binding legal document, as the agreement between the parties hereto on these matters will be embodied in the Definitive Agreement. In the event that Maxim elects to terminate this engagement letter prior to the conclusion of the Engagement Period, neither party shall have any liability to the other, except that the Company agrees to reimburse Maxim for, or otherwise pay and bear, the reasonable expenses and fees to be paid and borne by the Company as provided for and subject to the provisions of Paragraph 6 above and to reimburse Maxim for the full amount of its accountable expenses incurred to such date, up to a maximum of $50,000, including but not limited to travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and any expenses incurred by Maxim in conducting its due diligence, less any Advance and amounts previously paid to Maxim in reimbursement for such expenses.

11. The Company represents and warrants to Maxim that the entry into this engagement letter or the any other action of the Company in connection with the proposed Offering will not violate any agreement between the Company and any other underwriter.

12. The Company agrees that it will not issue press releases or engage in any other publicity that references this engagement or any relationship between Maxim and the Company, without Maxim’s prior written consent, commencing on the date hereof and continuing for a period of 180 days from the final Closing of the Offering. The Company covenants to adhere to all rules and regulations of the Commission prior to, during and following the filing of the amended Offering Circular and the consummation of the Offering.

13. During the Engagement Period or until the final Closing, the Company agrees to cooperate with Maxim and to furnish, or cause to be furnished, to Maxim, any and all information and data concerning the Company, its subsidiaries and the Offering that Maxim deems appropriate, including, without limitation, the Company’s acquisition plans and plans for raising capital or additional financing (the “Information”). The Company shall provide Maxim reasonable access during normal business hours from and after the date of execution of this engagement letter until the date of the final Closing to all of the Company’s and its subsidiaries assets, properties, books, contracts, commitments and records and to the Company’s and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to Maxim that all Information: (i) made available by the Company to Maxim or its agents, representatives and any potential syndicate or selling group member, (ii) contained in any preliminary or final Offering Circular prepared by the Company in connection with the Offering, and (iii) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants to Maxim that all such Information will have been prepared by the Company in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, Maxim will be using and relying on such information (and information available from public sources and other sources deemed reliable by Maxim) without independent verification thereof by Maxim or independent appraisal by Maxim of any of the Company’s assets. The Company acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the stockholders, officers and directors of the Company and the Company’s accountants and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, Maxim shall keep strictly confidential and not use for any purpose except in connection with the Offering all non-public Information concerning the Company provided to Maxim. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Maxim, (b) was known or became known by Maxim prior to the Company’s disclosure thereof to Maxim, (c) becomes known to Maxim from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Maxim.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

January 16, 2018 Royalty Flow, Inc. Page 6

14. This engagement letter shall be deemed to have been made and delivered in New York City and both this engagement letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

15. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by Maxim of services hereunder will in no way expose Maxim to any liability for any such decisions, acts, actions or omissions of the Company. Maxim is an independent contractor and not a fiduciary to the Company or its shareholders. The Company acknowledges that it is a sophisticated business enterprise with competent financial advisors and legal counsel, and the Company has retained for the limited purposes set forth in this engagement letter. The parties acknowledge and agree that their respective rights and obligations as set forth herein are contractual in nature. Accordingly, the Company disclaims any intention to impose any fiduciary obligations on Maxim by virtue of the engagement contemplated by this engagement letter, and Maxim shall not be deemed to have any fiduciary duties or obligations to any investors, the Company, any other business entities, or their respective officers, directors, shareholders, partners, members, affiliates or creditors, as a result of this engagement letter or the services to be provided pursuant hereto.

16. Maxim reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that the underwriters’ aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to the underwriters by the Company may not be increased above the amounts stated herein without the approval of the Company.

17. Maxim and the Company: (i) agree that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waive any objection which they may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this engagement letter. Maxim and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon the Company sent by certified mail or private carrier (Federal Express, UPS or equivalent) to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Maxim mailed by certified mail to Maxim’s address shall be deemed in every respect effective service process upon Maxim, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Maxim nor its affiliates, and the respective officers, directors, employees, agents and representatives of Maxim, its affiliates and each other person, if any, controlling Maxim or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Maxim will act under this engagement letter as an independent contractor with duties to the Company. Because Maxim will be acting on the Company’s behalf in this capacity, it is Maxim’s practice to receive indemnification. A copy of Maxim’s standard indemnification form is attached to this engagement letter as Exhibit A.

(Signature Page Follows)

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

January 16, 2018 Royalty Flow, Inc. Page 7

We are delighted at the prospect of continuing our working relationship with you. If you are in agreement with the foregoing, please execute and return two copies of this engagement letter to the undersigned together with payment for the Advance in the amount of $50,000. This engagement letter may be executed in counterparts and by facsimile transmission.

Yours truly, MAXIM GROUP LLC

By:	/s/ Joseph T. Rallo
Name:	Joseph T. Rallo
Title:	Director, Investment Banking

By:	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Executive Managing Director and Global Head of Investment Banking

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST ABOVE WRITTEN:

ROYALTY FLOW, INC.

By:	/s/ Gary Young
Name:	Gary Young
Title:	Corporate Secretary

(Signature Page to Engagement Letter)

(Indemnification Letter Begins on Next Page)

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

January 16, 2018 Royalty Flow, Inc. Page 8

EXHIBIT A

INDEMNIFICATION PROVISIONS

In connection with the engagement letter to which this Exhibit A is attached (the “Engagement Letter”), the Company (the “Indemnitor”) agrees to indemnify and hold harmless Maxim and its affiliates, and the respective officers, directors, employees, agents and representatives of Maxim, its affiliates and each other person, if any, controlling Maxim or any of its affiliates (Maxim and each such other person being an “Indemnified Person”) from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement (the “Engagement”) under the Engagement Letter as well as for any losses, claims, damages or liabilities related to, arising out of or in connection with the Folio Offering, and will reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement and/or the Folio Offering, whether or not pending or threatened and whether or not any Indemnified Person is a party. The Indemnitor will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are judicially determined in a judgment not subject to appeal to have resulted from the bad faith, gross negligence or intentional misconduct of any Indemnified Person.

Neither Indemnitor will, without Maxim’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities asserted against such Indemnified Person arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the prior written consent of the Indemnitor, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for in the first paragraph of this Exhibit A is judicially determined to be unavailable (other than in accordance with the third sentence of the first paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Indemnitor shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expense relating thereto): (i) in such proportion as is appropriate to reflect the relative benefits to the applicable Indemnified Person, on the one hand, and the Indemnitor, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the applicable Indemnified Person and the Indemnitor, as well as any other relevant equitable considerations; provided, however, that in no event shall any Indemnified Person’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Maxim under the Engagement Letter. Assuming that the Indemnitor has fully satisfied or agreed to satisfy the amount of their obligations provided for herein to the Indemnified Persons, and have agreed that the Indemnified Persons shall have no further liabilities in connection therewith, then the Indemnitor may take control of any pending action or litigation in order to reduce the expenses in connection therewith. For the purposes of this Exhibit A, the relative benefits to the Indemnitor and the applicable Indemnified Person of the Engagement shall be deemed to be in the same proportion as: (a) the total net value paid or contemplated to be paid or received by the Indemnitors and their affiliates (including the Company’s stockholders), as the case may be, in the transaction or transactions that are the subject of the Engagement and/or the Folio Offering, whether or not any such transaction is consummated, bears to (b) the fees paid to Maxim in connection with the Engagement.

January 16, 2018 Royalty Flow, Inc. Page 9

Procedure. Upon obtaining knowledge of any claim which may give rise to indemnification not involving a Third Party Claim, the Indemnified Person shall, as promptly as practicable following the date the Indemnified Person has obtained such knowledge, give written notice (which may be delivered by facsimile transmission, with confirmation of receipt by the receiving party) of such claim for which indemnification is sought (each, a “Claim”) to the Indemnitor, but no failure to give such notice shall relieve the Indemnitor of any liability hereunder (except to the extent that the Indemnitor has suffered material economic prejudice thereby). The Indemnified Person, at its cost, shall furnish to the Indemnitor in good faith and in reasonable detail such information as the Indemnified Person may have with respect to such Claim and shall, to the extent practicable, cooperate in the defense of the Claim.

Promptly after receipt by an Indemnified Person of notice of the commencement of any action, suit or proceeding involving a Claim by a third party (each, a “Third Party Claim”) against it, such Indemnified Person will give written notice to the Indemnitor of the commencement of such Third Party Claim, and shall give the Indemnifying Party such information with respect thereto as the Indemnitor may reasonably request, but no failure to give such notice shall relieve the Indemnitor of any liability hereunder (except to the extent the Indemnitor has suffered economic prejudice thereby). The Indemnitor shall have the right, but not the obligation, to assume the defense and control the settlement of such Third Party Claim, at their cost and expense (and not as a reduction in the amount of indemnification available hereunder), using counsel selected by the Indemnitor and reasonably acceptable to the Indemnified Person. If the Indemnitor satisfies the requirements of this Exhibit A and desire to exercise its right to assume the defense and control the settlement of such Third Party Claim, the Indemnitor shall give written notice (the “Notice”) to the Indemnified Person within fourteen (14) calendar days of the Indemnified Person furnishing to Indeminitors reasonable detail of all the facts and circumstanced giving rise to the Third Party Claim and receipt of notice from the Indemnified Person of the commencement of or assertion of any Third Party Claim stating that the Indemnitor shall be responsible for such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person shall have the right: (i) to assume the defense and control the settlement of a Third Party Claim and (ii) to employ separate counsel at the Indemnitor’s reasonable expense (provided that the Indemnitor shall not be required to reimburse the expenses and costs of more than one law firm) and control its own defense of a Third Party Claim if (x) the named parties to any such action (including any impleaded parties) include both the Indemnified Person and Indemnitor, and the Indemnified Person shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Person that are different from and in conflict with those available to the Indemnitor or (y) the Indemnitor may not be able to satisfy fully such Third Party Claim. In addition, if the Indemnitor fails to give the Indemnified Person the Notice in accordance with the terms hereof, the Indemnified Person shall have the right to assume control of the defense of and settle the Third Party Claim and all costs incurred in connection therewith shall constitute damages of the Indemnified Person. For the avoidance of doubt, the Indemnitor acknowledges that they will advance any retainer fees required by legal counsel to an Indemnified Person simultaneously with the engagement by such Indemnified Person of such counsel, it being understood and agreed that the amount of such retainer shall not exceed $20,000 and that such retainer shall be credited to fees incurred with the balance (if any) refundable to the Indemnitors.

January 16, 2018 Royalty Flow, Inc. Page 10

If at any time after the Indemnitor assumes the defense of a Third Party Claim, any of the conditions set forth in the paragraph above are no longer satisfied, the Indemnified Person shall have the same rights as set forth above as if the Indemnitors never assumed the defense of such claim.

Notwithstanding the foregoing, the Indemnitor or the Indemnified Person, as the case may be, shall have the right to participate, at the Indemnitor’s or the Indemnified Person’s own expense, in the defense of any Third Party Claim that the other party is defending.

If the Indemnitor assumes the defense of any Third Party Claim in accordance with the terms hereof, the Indemnitor shall have the right, upon 20 calendar days’ prior written notice to the Indemnified Person, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim; provided, however, that with respect to such consent to the entry of judgment or settlement, the Indemnified Person will not have any liability and will be fully released with respect to all Third Party Claims. Notwithstanding the foregoing, the Indemnitor shall not have the right to consent to the entry of judgment with respect to, or otherwise settle a Third Party Claim if: (i) the consent to judgment or settlement of such Third Party Claim involves equitable or other non-monetary damages against the Indemnified Person, or (ii) without the prior written consent of the Indemnified Person. In addition, the Indemnified Person shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate to the extent such Third Party Claim settlement involves only equitable or other non-monetary relief, and shall have the right to settle any Third Party Claim involving monetary damages with Indemnitor’s consent, which consent shall not be unreasonably withheld.